UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	October 10, 2007

Microfield Group, Inc.
(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

111 SW Columbia, Suite 480, Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(503) 419-3580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)           Resignation of Director.  On October 12, 2007, the Board of Directors of Microfield Group, Inc. (“MICG”) accepted A. Mark Walter’s resignation from the Board of Directors, effective immediately.

(d)           Appointment of Director.  On October 10, 2007, the Board of Directors of MICG appointed Phillip G. Harris to serve on its Board of Directors, effective immediately.  In connection with his appointment, Mr. Harris was granted a common stock option to purchase 50,000 shares of MICG common stock at the market closing price of $0.78 per share.

Mr. Harris has over thirty (30) years of energy industry experience.  Most recently, Mr. Harris retired from his positions as president and chief executive officer of PJM Interconnection and chairman of the PJM Board.  PJM, the nation’s first fully functioning regional transmission organization, administers the world’s largest energy market and operates the world’s largest electricity grid.

Mr. Harris has served as a member of the North American Electric Reliability Council’s (NERC) Board of Trustees.  He also is a member of the National Association of Corporate Directors, serving on its Corporate Advisory Committee.  In 2005, Mr. Harris was named CEO of the Year by Platts Global Energy Awards, becoming the first chief executive from his industry to receive the honor.

There is no arrangement or understanding pursuant to which Mr. Harris was selected as a director.  As of the date of this filing, Mr. Harris has not been appointed to any committees of the Board of Directors, and the Board of Directors has not yet determined which, if any, committees Mr. Harris will be appointed to in the immediate future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 12, 2007.
Microfield Group, Inc.

/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer